As filed with the Securities and Exchange Commission on October 22, 2021

Registration No. 333-233293

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CBM BANCORP, INC.

(Exact Name of registrant as Specified in Its Charter)

Maryland	83-1095537
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2001 East Joppa Road Baltimore, Maryland (410) 665-7600	21234
(Address of Principal Executive Offices)	(Zip Code)

CBM Bancorp, Inc.

2019 Equity Incentive Plan

(Full title of the Plan)

Joseph M. Solomon, President

CBM Bancorp, Inc.

2001 East Joppa Road

Baltimore, Maryland 21234

(Name and Address of Agent For Service)

(410) 665-7600

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Edward B. Crosland, Jr., Esq.

Richard Fisch, Esq.

Jones Walker LLP

499 South Capitol Street, S.W.

Suite 600

Washington, D.C. 20003

(202) 203-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the Registration Statement 333-233293, filed with the SEC on August 15, 2019 (the “Registration Statement”) registering 592,480 shares of common stock, $0.01 par value per share (the “Common Stock”), of CBM Bancorp, Inc. (the “Company”) under the Company’s 2019 Equity Incentive Plan.

In connection with the anticipated filing by the Company of a Form 15 to suspend its duty to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of the Common Stock of the Company registered but unsold under the Registration Statement.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the County of Baltimore, State of Maryland, on this 22nd day of October, 2021.

CBM BANCORP, INC.

By:	/s/ Joseph M. Solomon
Joseph M. Solomon
President
(Duly Authorized Representative)

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.